Exhibit H

TESTING THE WATERS

We have not made any oral and/or written offers to accredited and/or non-accredited investors before or after the filing of this Offering Statement to gauge investors’ interested in this Offering. We will accept investments through https://www.hoopstreet.com once the Commission qualifies this Offering Statement.